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                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                          ADVANCE HOLDING CORPORATION,
                             A VIRGINIA CORPORATION
                                      AND
                           ADVANCE AUTO PARTS, INC.,
                             A DELAWARE CORPORATION

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of this 7th day of August, 2001 by and between Advance Holding Corporation, a Virginia corporation ("Merging Corporation"), and Advance Auto Parts, Inc., a Delaware corporation ("Surviving Corporation"), with reference to the following facts:

     WHEREAS, this Agreement is being entered into contemporaneously with and pursuant to that certain Agreement and Plan of Merger, dated as of August 7, 200l (the "Discount Merger Agreement"), by and among Merging Corporation, Surviving Corporation, Discount Auto Parts, Inc., a Florida corporation ("Discount"), AAP Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of Surviving Corporation ("Florida Sub"), and Advance Company Stores Incorporated, a Virginia Corporation and wholly-owned subsidiary of Merging Corporation;

     WHEREAS, the Discount Merger Agreement provides for, among other things, the merger of Florida Sub with and into Discount (the "Discount Merger"), with Discount continuing as the surviving corporation in the Discount Merger;

     WHEREAS, Merging Corporation desires to merge with and into Surviving Corporation (the "Advance Merger"), with Surviving Corporation continuing as the surviving corporation in the Advance Merger, effective contemporaneously with the Discount Merger; and

     WHEREAS, this Agreement and the Discount Merger Agreement constitute interdependent steps of a single plan in which, for federal income tax purposes,
(a) the Advance Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and/or as an exchange under the provisions of Section 351 of the Code, and (b) the Discount Merger is intended to qualify, together with the Advance Merger, as an exchange under the provisions of Section 351 of the Code.

     NOW, THEREFORE, Merging Corporation and Surviving Corporation agree as follows:

     1. Merging Corporation is authorized to issue (i) 62,500,000 shares of Class A common stock, par value $01 per share ("Merging Corporation Class A Common Stock"), (ii) 21,875,000 shares of Class B common stock, par value $01 per share ("Merging Corporation
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Class B Stock"), and (iii) 100,000 shares of preferred stock, no par value per share ("Merging Corporation Preferred Stock"). As of the date hereof, there are 28,321,150 shares of Merging Corporation Class A Common Stock outstanding, no shares of Merging Corporation Class B Stock outstanding, and no shares of Merging Corporation Preferred Stock outstanding.

     2. Surviving Corporation is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share ("Surviving Corporation Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Surviving Corporation Preferred Stock"). As of the date hereof, one share of Surviving Corporation Common Stock is outstanding and no shares of Surviving Corporation Preferred Stock are outstanding.

     3. At the Effective Time (as hereinafter defined) and subject to approval of this Agreement and the Advance Merger by the shareholders of the Merging Corporation (the "Advance Shareholder Approval"), Merging Corporation shall be merged with and into Surviving Corporation, the separate existence of Merging Corporation shall cease, Surviving Corporation shall be the surviving corporation and Surviving Corporation shall succeed, without other transfer, to all the rights and property of Merging Corporation and shall be subject to all the debts and liabilities thereof in the same manner as if Surviving Corporation had itself incurred them, all in accordance with the Virginia Stock Corporation Act and the General Corporation Law of the State of Delaware and on the terms and conditions hereinafter set forth. All rights of creditors and all liens put on the property of each corporation shall be preserved unimpaired; provided,
                                                                   --------
that such liens upon property of Merging Corporation shall be limited to the property affected thereby immediately prior to the Effective Time.

     4. At the Effective Time and subject to obtaining the Advance Shareholder Approval, all rights and obligations of the shareholders of Merging Corporation to each other and to Merging Corporation shall be preserved and become rights and obligations of the shareholders of Surviving Corporation to each other and to Surviving Corporation, including without limitation any restrictions on transfer of such shares of Merging Corporation Class A Common Stock purchased under any Merging Corporation stock subscription plan and stock subscription agreement, such restrictions to continue, on the same terms and conditions, as restrictions on transfer of shares of Surviving Corporation Common Stock.

     5. At the Effective Time and subject to obtaining the Advance Shareholder Approval, each share of Merging Corporation Class A Common Stock outstanding immediately prior to the Effective Time (collectively, the "Shares") shall be converted into one (1) share of Surviving Corporation Common Stock.

     6. The conversion of the Shares as provided in this Agreement shall occur automatically upon the Effective Time without action by the holders thereof. Each holder of such Shares thereupon shall surrender his certificate or certificates to Surviving Corporation and shall be entitled to receive in exchange therefor a certificate or certificates representing the

                                       2
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number of shares into which his Shares theretofore represented by a certificate or certificates so surrendered shall have been converted as aforesaid.

     7. As of the Effective Time and subject to obtaining the Advance Shareholder Approval, the outstanding and unexercised portions of each option to purchase Merging Corporation Class A Common Stock (the "Merging Corporation Options") granted under the Advance Holding Corporation 1998 Senior Executive Stock Option Plan and the Advance Holding Corporation 1998 Executive Stock Option Plan, shall terminate, and be deemed to constitute an option to purchase Surviving Corporation Common Stock, under the terms of the Advance Auto Parts, Inc. 2001 Senior Executive Stock Option Plan (in the case of options issued under the Advance Holding Corporation 1998 Senior Executive Stock Option Plan), or under the terms of the Advance Auto Parts, Inc. 2001 Executive Stock Option Plan (in the case of options issued under the Advance Holding Corporation 1998 Executive Stock Option Plan); in each case, such option granted by Surviving Corporation shall be exercisable for the same number of shares of Surviving Corporation Common Stock as shares of Merging Corporation Common Stock that were purchasable immediately prior to the Effective Time, at a price per share equal to the exercise price per share of Merging Corporation Common Stock immediately prior to the Effective Time (as such exercise price may increase from time to time pursuant to the terms of the agreement between the holder of such option and Merging Corporation), having the terms and conditions applicable to options granted under the applicable plan of the Surviving Corporation, provided,
                                                                --------
however, that to the extent at the Effective Time any option issued by Merging
-------
Corporation was not then exercisable because the criteria for vesting was not then met, the option issued in substitution therefore by Surviving Corporation shall likewise not be exercisable, and shall have the same vesting criteria as applied to such option immediately prior to the Effective Time. Options to purchase Merging Corporation Common Stock not issued under any plan shall represent, after the Effective Time, options to purchase Surviving Corporation Common Stock, exercisable for the same number of shares of Surviving Corporation Common Stock as shares of Merging Corporation Common Stock that were purchasable immediately prior to the Effective Time, at a price per share equal to the exercise price per share of Merging Corporation Common Stock immediately prior to the Effective Time, and having the other terms and conditions of the agreement between the holder of such option and Merging Corporation.

     8. The Certificate of Incorporation and Bylaws of Surviving Corporation as in effect at the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of Surviving Corporation after consummation of the Advance Merger.

     9. From time to time as and when required by Surviving Corporation or its successors or assigns, there shall be executed and delivered on behalf of Merging Corporation such deeds and other instruments, and there shall be taken or caused to be taken such further and other actions as shall be appropriate or necessary in order to vest or perfect in or to confirm in record or otherwise in Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Merging

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Corporation, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Surviving Corporation are fully authorized in the name and on behalf of Merging Corporation or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

     10. The consummation of the Advance Merger is subject to the simultaneous consummation of the Discount Merger, and therefore subject to the same terms and conditions as those set forth in the Discount Merger Agreement.

     11. Prior to the filing of this Agreement with the State Corporation Commission of Virginia and the Secretary of State of the State of Delaware, this Agreement may be amended or terminated by written agreement of the boards of directors of Merging Corporation and Surviving Corporation, or by their respective officers authorized by such boards of directors, notwithstanding approval of this Agreement by the shareholders of Merging Corporation. In furtherance and not in limitation of the foregoing, this Agreement may be terminated by resolution of the board of directors of Merging Corporation if the conditions which have made the Advance Merger advisable no longer exist or if the Discount Merger is terminated for any reason.

     12. The effective date of the Advance Merger is the date a certificate of merger is issued by the Virginia State Corporation Commission (the "Effective Time"), and shall be contemporaneous with the effective date of the Discount Merger.

     13. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                       MERGING CORPORATION:

                                       Advance Holding Corporation,
                                       a Virginia corporation

                                       By: /s/ Lawrence Castellani
                                           -------------------------------
                                           Name:  Lawrence Castellani
                                           Title: Chief Executive Officer

Attest:

/s/ Eric M. Margolin
-----------------------------
Name: Eric M. Margolin
Title: Secretary

                                       SURVIVING CORPORATION:

                                       Advance Auto Parts, Inc.
                                       a Delaware corporation

                                       By: /s/ Lawrence Castellani
                                           -------------------------------
                                           Name:  Lawrence Castellani
                                           Title: Chief Executive Officer

Attest:

/s/ Eric M. Margolin
-----------------------------
Name: Eric M. Margolin
Title: Secretary